alcan
Alcan Inc.
1188 Sherbrooke Street West Montreal, Quebec H3A 3G2 Canada	P.O. Box 6090 Montreal, Quebec H3C 3A7 Canada	Tel.:	(514) 848-8000
		Fax:	(514) 848-8115
www.alcan.com

17 December 2003

Mr. Brian Sturgell

Re: Special award of Restricted Stock Units ("RSUs")

Dear Brian,

In recognition of the very special contribution you have made during the last 6 months on the acquisition project of Pechiney, the Human Resources Committee has awarded you a special award of Restricted Stock Units ("RSUs"). The terms and conditions of this award are outlined hereunder.

The Award is subject to the following terms and conditions:

  Amount of Award

  You have been granted 7,175 Restricted Stock Units (notional Alcan share equivalents). The effective date of your grant is 3 December, 2003. [Each Restricted Share Unit will give you the right, subject to the terms set out below, to an amount equal to the value of an Alcan Common Share, as determined in accordance with paragraph 5 below, which will be used to purchase on your behalf Alcan Common Shares on the open market.]

  Account

  These RSUs have been credited to your personal RSU account, which will be maintained on Alcan's books until your RSUs are redeemed and/or cancelled. Please note that RSUs are notional credits only; they are not Alcan Common Shares and do not entitle you to any shareholder rights. In addition, no funds are being set aside (in trust or otherwise) to guarantee the payment of RSUs.

  Vesting Period

  These RSUs will be fully vested on 15 December 2006 and payable to you as described in paragraph 5 below between 15 December 2006 and 31 December 2006.

  Dividend Reinvestment

  Whenever a cash dividend is declared on the Alcan Common Shares, your RSU account will be credited with additional RSUs as explained below:

    Dividends on Alcan Common Shares are declared in US currency. The Canadian currency equivalent of any such dividend will be determined at the Bank of Canada noon rate of exchange on the date that dividend is declared.

    The RSUs in your account on the date the dividend is declared will qualify for a credit computed on the basis of the dividend declared.

    The dollar amount obtained by multiplying your RSUs described in b) above by the dividend calculated as in a) above is divided by the average closing prices for Alcan Common Shares on the Toronto Stock Exchange and on the New York Stock Exchange (calculated on the date on which the dividend is declared) and the result is rounded to three decimal places.

    The resulting RSUs determined in accordance with clause c) are credited to your account.

    The additional RSUs credited to your account as a result of dividend reinvestments will vest and be payable as described in paragraph 5 below.

  Redemption of RSUs

  Provided you remain actively employed by Alcan or an Alcan affiliate on 15 December 2006, and except as described in 8 below, the RSUs credited to your personal RSU account on that date will vest fully. Those RSUs will be redeemed and used to purchase Alcan Common Shares as follows:

    The total number of RSUs credited to your account on December 15, 2006 will be multiplied by the average of the closing prices for Alcan Common Shares on the Toronto Stock Exchange and on the New York Stock Exchange converted to Canadian dollars over the five consecutive trading days (i.e., days on which both exchanges were open for trading) ending 15 December 2006. Any currency conversion required is to be made at the Bank of Canada noon rate of exchange on the relevant day.

    The dollar value calculated in a) above will be reported as taxable employment income to you for the year 2006 and will be paid to your broker as described in c) below net of income tax and any other statutory withholdings.

    The "net amount" described in b) above will be paid to a stockbroker of your choice (who is independent from Alcan), acting as your agent, who will in turn purchase Alcan Common Shares in the market for your personal account. Trading commissions will be for Alcan's account (and must be reported as a taxable benefit to you in the year in which they are paid).

  Adjustments

  In the event of a stock split, stock dividend, combination or exchange of shares by Alcan, a merger or any other event which materially affects the Alcan Common Shares, the necessary and proportionate adjustments, as determined by the Human Resources Committee of the Board, will be made with respect to the RSUs in your account.

  Forfeiture

  Except as described in 8 below, if you cease to be actively employed by Alcan or an affiliate of Alcan before 15 December 2006, you will forfeit all RSUs credited to your account and will have no right to receive any payment or shares in respect of those RSUs, unless the Human Resources Committee of the Board determines otherwise.

  Redemption of RSUs on Retirement, Disability or Death

  If, prior to 15 December 2006, you cease to be employed by Alcan or an affiliate of Alcan due to retirement or disability in accordance with Alcan's applicable policies, or death, all of the RSUs credited to your account at your date of retirement, disability or death (your "Early Termination Date") will vest immediately. Your RSUs will be redeemed in accordance with 5 above as soon as practicable after your Early Termination Date, except that the calculation in 5 a) will be based on the five consecutive trading days ending with your Early Termination Date; the amount so calculated will be included in your income (or the income of your estate or beneficiary, as the case may be) for the year of your Early Termination Date; and if you have died your beneficiary or legal representative may choose the broker who will purchase the Alcan Common Shares (as described in 5 c)). In any event, redemption of your RSUs pursuant to this paragraph 8 will occur by 31 December 2006.

  Beneficiary

You will be required to complete a Beneficiary Designation Form indicating the name of your beneficiary (who must be either your spouse or the legal representative of your estate) to whom the benefits under your RSU account will be paid in the event that you die while your RSU account is still open. A Change of Beneficiary Form must be completed if you wish to change the name of your beneficiary at any time.

If your designated beneficiary, predeceases you, if you have not designated a beneficiary, or if you are subject to the laws of a jurisdiction that does not permit this type of beneficiary designation, all benefits under your RSU account are payable to the legal representative of your estate.

Travis Engen